UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2012 (April 25, 2012)

Acadia Healthcare Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35331	46-2492228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067

(Address of Principal Executive Offices)

(615) 861-6000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

To the extent relevant, the information set forth in Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Board of Directors

Effective April 25, 2012, Gary A. Mecklenburg resigned as a Class II director of Acadia Healthcare Company, Inc. (the “Company”). Mr. Mecklenburg’s resignation from the Company’s Board of Directors did not result from any disagreement with the Company.

Effective April 25, 2012, the Board of Directors of the Company elected (i) Matthew W. Clary, David O. Neighbours and Eric S. Gordon to serve as Class I directors of the Company whose term expires at the Company’s 2012 annual meeting of stockholders, and (ii) Christopher J. Graber and Bradley M. Eckmann to serve as Class II directors of the Company whose term expires at the Company’s 2013 annual meeting of stockholders. All of the newly elected directors are partners of, or employed by, Waud Capital Partners, L.L.C. (“Waud Capital Partners”) or its affiliates and were designated to serve on the Company’s Board by certain affiliates of Waud Capital Partners pursuant to the stockholders agreement, dated as of November 1, 2011, by and among the Company, certain members of the Company’s current and former management and Waud Capital Partners and certain of its affiliates (the “Stockholders Agreement”). It is not known at this time whether or on which committees of the Board the newly elected directors will serve. The Class I directors have been nominated by the Board for re-election at the 2012 annual meeting of stockholders scheduled for May 23, 2012.

Effective April 25, 2012, the Company’s Board also appointed Reeve B. Waud as Lead Director of the Board, with such rights and responsibilities as may be designated by the Board from time to time.

Officers

Effective April 25, 2012, the Board of Directors elected Brent Turner to serve as President of the Company. Mr. Turner has served as Co-President since joining the Company in February 2011.

Mr. Turner assumed the role of President in connection with the resignation of Norman K. Carter III from his positions with the Company, effective April 25, 2012. Mr. Carter served as Co-President of the Company since February 2011 and prior to that served as Chief Executive Officer. Also effective April 25, 2012, Karen M. Prince resigned from her positions with the Company. Ms. Prince served as Division President of the Company since February 2011 and prior to that served as Chief Operating Officer.

In connection with their resignations, each of Mr. Carter and Ms. Prince entered into an Amendment, dated as of April 25, 2012 (each, an “Employment Agreement Amendment”), to the Employment Agreement, dated as of March 29, 2011, between the Company and Mr. Carter and

Ms. Prince, respectively. The Employment Agreement Amendment entered into with each of Mr. Carter and Ms. Prince addresses non-solicitation of Company employees for a period of 12 months and reduces the time period during which Mr. Carter and Ms. Prince are restricted from competing with the Company from 12 months to six months, subject to certain exceptions. Also in connection with the resignations of Mr. Carter and Ms. Prince, the Company and the parties thereto, including Mr. Carter and Ms. Prince, entered into an amendment, dated as of April 25, 2012, to the Stockholders Agreement (the “Stockholder Agreement Amendment”) to allow Mr. Carter and Ms. Prince, beginning April 25, 2013, to sell up to 50,000 shares of Company common stock each 90-day period thereafter, subject to certain daily trading volume limitations, in addition to shares that they otherwise would be permitted to sell pursuant to the terms of the Stockholders Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA HEALTHCARE COMPANY, INC.

Date: April 27, 2012	By:	/s/ Christopher L. Howard
Christopher L. Howard Executive Vice President, Secretary and General Counsel